EXHIBIT 99.1
Sunair Services Corporation to Sell Percipia, Inc.
FORT LAUDERDALE, Fla., July 16 /PRNewswire-FirstCall/ — Sunair Services Corporation (Amex: SNR — News) today announced that it has entered into an agreement to sell its telephone communications subsidiary, Percipia, Inc., to Net2Room.com Pte Ltd., a Singapore company, for approximately $4 million in cash. The Company expects to close the transaction within the next few weeks.
With the sale of this subsidiary, the Company is continuing its previously announced plan to divest itself of its non-core assets and to focus on its core lawn and pest control services business. Proceeds from the sale will be used for working capital and to repay debt.
This sale will facilitate greater focus on the Company’s growth strategies, according to John J. Hayes, the Company’s chief executive officer. “We are pleased that we are executing our previously announced disposition strategy in the telephone communications business. The divestiture of Percipia represents a key transaction for us. We believe this latest sale will allow us to focus our resources and capital on our core lawn and pest control services business. Additionally, we expect this will be a major step forward toward our goal of maximizing long-term growth and value for our shareholders.”
SNR — G
About Sunair
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. Sunair also is involved in the telephone communications business. For more information about Sunair, please visit http://www.sunairservices.com.
Information Regarding Forward Looking Statements
Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements or those of the Company’s industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements include the inability to consummate future acquisitions or pursue growth opportunities, the inability to integrate acquisitions, the inability to raise additional capital to finance expansion, the proposed transaction may take longer to close than expected if at all, the proposed transaction may not close due to the failure of any of the closing conditions to occur, the inability to recognize the benefits of the proposed transaction, the risks inherent in the entry into new geographic markets, changes in regulatory conditions, competition, risks associated with general economic conditions and other factors included in the Company’s filings with the SEC. Copies of the Company’s SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.